UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

October 2, 2014

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)
(415) 427-0100
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 8, 2014, The Gap, Inc. (the “Company”) issued a press release announcing the selection of Art Peck as Chief Executive Officer and Robert Fisher as non-executive Chairman of the Board effective February 1, 2015, succeeding Glenn Murphy, the current Chairman of the Board and Chief Executive Officer since July 2007. A copy of this press release is attached hereto as Exhibit 99.1.

On October 2, 2014, Mr. Murphy informed the Company’s Board of Directors (the “Board”) of his retirement as Chairman of the Board, Chief Executive Officer, President, and member of the Board effective January 31, 2015. Mr. Murphy will continue as a Company employee until March 31, 2015 and his equity will continue to vest during that period.

In addition to his appointment as Chief Executive Officer and President, Mr. Peck was appointed to the Board, also effective on February 1, 2015. Until that time, he will continue to serve as President, Growth, Innovation and Digital, the position he has held since November 2012. Prior to that time, Mr. Peck served in a number of positions with the Company: President, Gap North America from February 2011 to November 2012; Executive Vice President of Strategy and Operations from May 2005 to February 2011; President, Gap Inc. Outlet from October 2008 to February 2011; and Acting President, Gap Inc. Outlet from February 2008 to October 2008.

On October 3, 2014, the Company and Mr. Peck executed a letter agreement (the “Agreement”). The Agreement was approved by the Board’s Compensation and Management Development Committee (the “Committee”), which is composed solely of independent directors. The Agreement provides for compensation that is significantly performance-based.

The following description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Position	Chief Executive Officer.
Term	At-will employment (no term).
Salary	$1.3 million annual base salary.
Annual Bonus	Annual performance-based bonus targeted at 175% of annual base salary, with the potential to earn no bonus or up to 350% of annual base salary depending upon performance.
Equity
300,000 stock options granted at fair market value on February 1, 2015, vesting 25% per year over four years.

Target opportunity of 450% of base salary to earn performance shares under the Company’s Long-Term Growth Program that rewards achievement of Gap Inc. financial objectives over a three-year period beginning in 2015. Depending on results, the actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Company stock upon vesting. Payout is subject to certification by the Committee and the provisions of the Company’s 2011 Long-Term Incentive Plan and the award agreement thereunder. Earned shares will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date.

Benefits	Benefits available to senior executives. Reimbursement of legal fees and expenses up to $25,000 net in connection with negotiating the Agreement.
Termination/Severance
Upon involuntary termination for reasons other than cause prior to February 13, 2020, the Company will provide, subject to a release of claims, his then-current salary for 18 months, reimbursement for COBRA healthcare continuation, reimbursement for costs to maintain the financial counseling the Company provides to senior executives, a prorated bonus in year of termination if he worked 3 months of the fiscal year and if earned based on actual fiscal results achieved in the year of termination, accelerated vesting (but not settlement) of restricted stock units and performance shares that remain subject only to time vesting conditions scheduled to vest prior to April 1 following the fiscal year of termination, all as described in more detail in the Agreement.

Recoupment
The Company can require Mr. Peck to repay bonus and equity compensation if the Company is required to restate its financial statements as a result of his misconduct as described in more detail in the Agreement.

Covenants	Includes confidentiality, non-disparagement, and one-year non-solicitation following termination of employment.

Item 9.01.    Financial Statements and Exhibits

10.1	Letter Agreement dated October 3, 2014 by and between Art Peck and the Company
99.1    Press Release dated October 8, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date:	October 8, 2014	By:	/s/ M. Banks
Michelle Banks
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement dated October 3, 2014 by and between Art Peck and the Company

99.1	Press Release dated October 8, 2014